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On September 21, 2016 Jim Cramer’s “Mad Money” on CNBC discussed Tessera’s acquisition of DTS. The segment aired from approximately 6:50 PM ET to 6:57 PM ET. A hyperlink to the segment was shared by several members of DTS Senior Management with DTS employees. A transcript of the clip follows:

JIM CRAMER: Every now and then we’ll see a takeover that’s so transformative that it actually causes the stock of the acquirer to rocket higher. Not just the target. Because the deal’s such a clear and present positive. And that’s what happened with Tech Data, remember we had them on yesterday, that’s that wholesaler that it announced it was buying Avnet’s Technology Solutions business earlier this week and that sent the stock up more than 22% on Monday. That’s an incredible move, and don’t forget it wasn’t the target. But Tech Data is not the only acquirer that’s doing a transformational deal. We got another one of these transactions yesterday. I don’t think it is getting the attention of the credit it deserves.

I am talking about Tessera Technologies – symbol TSRA – an intellectual property company that develops technology for semi-conductor industry and then licenses it out. Yesterday Tessera told us that it’s buying DTS, Inc., that’s a maker of high quality audio technology for $850 million. That was a 24% premium to where DTS’s stock closed the day before. It’s a deal that could be hugely additive to the company’s earnings. The result: Tessera’s stock jumped 5% yesterday. It tacked on another 5% today, but today was a big up day. I mean given the nature of this purchase I think Tessera should have been another Tech Data, falling into the stratosphere on the news, because that is how positive the story is for Tessera. However, before I get into the details of the deal, let me walk you through what this company actually does, ‘cause again it is a little difficult to get around your—to get your head around.

Tessera is basically a laboratory. Its entire purpose is to research and develop technologies that are in turn licensed to various electronics manufacturers. They specialize in semi-conductor packing and interconnected processes, and the company’s intellectual property can now be found in more than 100 billion chips. In other words, Tessera doesn’t really make things. It invents them and then sells those inventions to other technology companies so they can make better products. Think of them as an intellectual arms dealer to the semi-conductor space. Right now the company has more the 4,000 patents which they license to hundreds of different companies, including Samsung, Sony, Micron, among many others. And no, they’re not a patent troll, they are real inventors.

Tessera as it currently stands has a few different areas of expertise. They develop semi-conductor packing and interconnect technology that’s used in the chips you’ll find inside next generation mobile, consumer and data-centered devices. They’ve been at the forefront of semi-conductor miniaturization, so if you want to make smaller chips that can be used in handheld devices, you pretty much need to pay them for a privilege. The company also has a computational photography and computer vision business where they create technology needed for next generation imaging and personal security applications. Now you can find this tech in more than 60% of the high end smart phones that’re being sold today. The great thing about Tessera’s business models is they get a lot of bang for their buck. Company has strong reoccurring revenues which are locked in via multi-year contracts, and because they don’t actually need to manufacture anything themselves, this company is incredibly profitable. It has 60% operating margins – that’s the percentage of their sales that they keep before interest payments and taxes. Oh and because Tessera generates so much cash, it tends to be pretty shareholder friendly – paying out a healthy dividend that gives you a 2.16% yield at these levels. Now remember the stock just ran, it was a higher yield obviously. Plus they’ve repurchased more than a $150 million worth of stock over the last five quarters – that’s pretty impressive this is only a $1.8 billion company.

One more really important point before I get to this DTS acquisition. A big reason why I’m so enthusiastic about Tessera here is because this company’s been experiencing a very real multi-year turnaround thanks to the efforts of activist investors from Starboard Value. Early in 2010 Tessera stumbled, and the stock spent the next few years languishing in the teens. So at the beginning of 2012 Starboard Value, which saw the value in Tessera, this is the firm led by Jeff Smith, came in and proposed that the company replace half of his board members with candidates of Starboard’s choosing because they believed the board was dysfunctional and a new team was needed in order to unlock value.

At the time Tessera’s management didn’t want to play ball, which ultimately resulted in an 18 month long activist insurgency. However, things began to turn around August of 2012 when Tessera made a concession. They agreed to increase the size of the board of directors from six to eight members and then quietly gave one of those board seats to Rick Hill, the charmed semiconductor equipment executive you’ve probably seen many times when he was the head of Novellus which he sold to Lam Research for $3 billion a couple of months earlier, as a kind of compromise candidate. Within a few months the fight with Starboard caused Tessera’s old chairman to be ousted, Hill took over as chairman of the board. At this point things really got heated. Starboard mounted a proxy fight demanding more board seats and the head of the CEO Robert Young.

In April 2013 Young resigned and Rick Hill briefly took over as interim CEO. Went to bat aggressively against Starboard Value initially accusing him of trying to turn Tessera into a patent troll. Finally though both sides were able to reconcile and the battle ended May 2013 when Tessera agreed to reconstitute the board with six Starboard nominees and four of them from the company as well as giving the CEO to Thomas Lacey of Starboard’s pick with the great Rick Hill basically switching sides, embracing Starboards changes as he resumed his post as non-executive chair.

Ironically, when Starboard later got some seats on Yahoo’s board they put Hill on, one of the representatives won a term. Once the situation cooled down, Lacey and Hill turned out to be a pretty terrific team.

Since the management shakeup, the stock is roared higher. Tessera’s trading around 15 bucks before Hill joined the board summer 2012. 20, it went to 20 when Lacey took over, and now it’s at 37. Now, 150% gain from the moment that Hill “Midas Touch” entered the picture. And while shares are currently down from their 2015 highs, Tessera’s still up more than nearly 24% year-to-date.

And that brings me to this DTS acquisition. I think this deal is the most important thing that’s happened to Tessera since the management shakeup three years ago. DTS is a high-quality developer of audio technology for mobile devices, home theater systems, automobiles and more. Their IP is in over 2 billion devices globally. Now Tessera is paying $850 million in cash for DTS and they are doing so, doing some borrowing to fund the transaction. Company’s previously debt free balance sheet can easily handle that. Deal is expected to be immediately additive to Tessera’s earnings $15 million in cost synergies. I think that is a low ball estimate.

By acquiring DTS, the company substantially increases its scale. Bringing in more than 25 new top-tier customers in consumer electronics, mobile and the connected car – Internet of Things, people – while broadening their exposure to the internet of, to virtual reality. There are significant cross-selling opportunities, particularly in mobile and autos, where Tessera should be able to license more technology to more companies. Plus, the combined company will have some of its best minds in the business working for it. Got over 450 engineers focused on inventing next generation audio, imaging and semi technologies. In short, not only does this deal make tremendous sense financially, as its going to give Tessera’s earnings a nice boost, but it will also help diversify the revenues stream. And frankly, if you’re go to borrow money and make an acquisition, well now will be the time to do it, before the Fed eventually raises rates.

So, here’s the bottom line: Tessera and DTS are the kind of companies whose products you never see, but their technology powers the devices you use every day. Tessera’s been a strong performer ever since Starboard Value and the talented Rick Hill shook up management, a few years ago, and turned around the business. And by acquiring DTS this growth story just got some additional legs – powered by the Internet of Things, virtual reality and the connected car, three themes that we love. Even though Tessera jumped more than 10% now on the news, I think it deserves to go a lot higher, which is why I suggest putting on a small position at these levels and then waiting for the next bat of market-inspired weakness to buy some more TSRA.